Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-8) pertaining to the Incentive Compensation Plan and Written Compensation Agreements with Certain Employees of Primus Guaranty, Ltd. and to the incorporation by reference therein of our reports dated March 16, 2010, with respect to the consolidated financial statements of Primus Guaranty, Ltd. and the effectiveness of internal control over financial reporting of Primus Guaranty, Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

July 8, 2010
New York, New York